Exhibit 99.1

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (the “Addendum”) is entered into as of May 24, 2010 by and between John D. Kavazanjian, an individual (the “Executive”) and Ultralife Corporation, a Delaware corporation (the “Company”).

Recitals

The Company and the Executive entered into an Employment Agreement on July 6, 2009 (the “Agreement”).

The Company and the Executive desire to modify and supplement certain provisions of the Agreement to reflect, among other things, that the Executive may retire; this requires an addendum to the Agreement as set forth more fully below.

NOW, THEREFORE, the Company and the Executive hereby agree that the Agreement is modified and supplemented as follows:

1. The following provision shall be added to the end of Section 2 of the Agreement:

“Notwithstanding the foregoing, either the Executive or the Company shall have the right at any time to give the other written notice, in accordance with Section 9(a) and at least sixty (60) days prior to the effective date of termination, to terminate the Term and this Agreement (“Early Termination”), the effective date of such termination being the Early Termination Date.”

2. The Agreement is supplemented to provide as follows:

“Upon Early Termination, Executive shall be entitled to receive the following: (i) salary and the cash value of any accrued Paid Time Off (consistent with the Company’s Paid Time Off policies then in effect) through the Early Termination Date plus continued salary for a period of twelve (12) months following the Early Termination Date, payable in accordance with the Company’s regular payroll schedule as in effect from time to time, (ii) all outstanding stock options and other equity arrangements subject to vesting and all such options and other exercisable rights held by Executive shall remain exercisable through their original expiration date, provided that for purposes of the Company’s equity incentive plans, Executive’s Termination shall be treated as a retirement, (iii) continuation of health benefits for Executive, Executive’s spouse and any dependent children for a period of twelve (12) months after the Early Termination Date, (iv) the ability to earn his bonus for the entire year of 2010 in accordance with the Company’s bonus plan, provided, however, that if the Early Termination Date is before December 31, 2010, the amount of the bonus shall be prorated, and (v) no other compensation, severance or other benefits, except only that this provision shall not limit any benefits otherwise available under Section 6(c) in the case of a termination following a Change in Control. In the event of an Early Termination, and for no additional consideration, Executive agrees to make himself available to act in a consulting capacity, as requested, to the Company, for a period of twelve (12) months following the Early Termination Date. Executive will be available, as requested, for up to ten (10) hours per month. The Company shall reimburse Executive for all reasonable expenses associated with said consultation”

3. For the avoidance of doubt, the effect of the supplemental provision set forth in Paragraph 2 above is that the provisions of Section 6(b) of the Agreement will now apply only to a Constructive Termination and the provisions of Section 6(e) will now apply only to an involuntary termination for Business Reasons.

4. The Company will pay directly the reasonable fees and expenses of counsel retained by Executive in connection with the preparation, negotiation and execution of this Amendment.

5. Capitalized terms not otherwise defined in this Addendum shall have the meanings given them by the Agreement.

6. In all other respects, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Ultralife Corporation

By: /s/ Bradford T. Whitmore
Bradford T. Whitmore
Chair of the Board of Directors

Executive

/s/ John D. Kavazanjian
John D. Kavazanjian

2